Exhibit 99.1

Noodles & Company Names Michael Hynes as Chief Financial Officer

BROOMFIELD, Colo., June 26, 2023 (GLOBE NEWSWIRE) - Noodles & Company (NASDAQ: NDLS) today announced that Michael (“Mike”) Hynes has been named the Company’s Chief Financial Officer, effective July 24, 2023.

“Mike brings a strong track record of driving results through his financial leadership, and we are thrilled to welcome him to our team,” said Dave Boennighausen, Chief Executive Officer of Noodles & Company. “We believe Mike’s extensive experience in the public company restaurant sector, his numerous skills across critical financial disciplines, and his credibility in the financial community will be a winning combination for our Company as we focus on achieving our full potential.”

Mr. Hynes brings nearly 25 years of finance and accounting experience to Noodles & Company. Mr. Hynes held several roles in finance and accounting since he joined Ruth’s Hospitality Group in 2008. Most recently, he spent three years as Vice President of Finance and Accounting for Ruth’s Chris, one of the largest fine-dining steakhouse concepts in the United States. In this role, he helped lead the investor relations function, oversaw strategic financial planning and analysis, was responsible for budgeting, forecasting, sales and restaurant expense analysis, and new restaurant financial site evaluation. Additionally, he continued to oversee accounting and financial reporting as well as treasury. Before joining Ruth’s Chris, he held managerial positions in several accounting firms, including RSM and Deloitte, where he started his career in 1998. Mr. Hynes is a Certified Public Accountant, holds a Bachelor of Science in Business Administration: Accounting from Auburn University as well as Master of Accountancy from The University of Georgia.

“I am excited to step into the CFO role at Noodles & Company to help the company execute its strategic plan, grow the business and deliver value to shareholders,” said Mike. “I look forward to working with the entire Noodles team to build on the company’s vision and strategy, and I am energized about what we will be able to achieve.”

About Noodles & Company

Since 1995, Noodles & Company has been serving guests Uncommon Goodness and noodles your way, with noodles and flavors you know and love as well as new ones you’re about to discover. From indulgent Wisconsin Mac & Cheese to better-for-you Zoodles, Noodles serves a world of flavor in every bowl. Made up of more than 450 restaurants and 8,000 passionate team members, Noodles is dedicated to nourishing and inspiring every guest who walks through the door. To learn more or find the location nearest you, visit www.noodles.com.

Contacts:
Investor Relations
investorrelations@noodles.com